Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

CRANE HOLDINGS, CO.

and

CRANE COMPANY

Dated as of April 3, 2023

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1	General	4

Article II

PAYMENTS AND TAX REFUNDS

2.1	Allocation of Tax Liabilities	12
2.2	Determination of Taxes Attributable to the SpinCo Business	13
2.3	Employment Taxes	14
2.4	Transaction Taxes	14
2.5	Tax Refunds	14
2.6	Prior Agreements	14

Article III

PREPARATION AND FILING OF TAX RETURNS

3.1	Parties’ Responsibility	15
3.2	Right To Review Tax Returns	15
3.3	Cooperation	15
3.4	Tax Reporting Practices	15
3.5	Reporting of the Transactions	16
3.6	Payment of Taxes.	16
3.7	Amended Returns and Carrybacks	17
3.8	Tax Attributes	17

Article IV

TAX-FREE STATUS OF THE TRANSACTIONS

4.1	Representations and Warranties	19

Article V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	19
5.2	Indemnification Payments	20
5.3	Payment Mechanics	21
5.4	Treatment of Payments	21

Article VI

TAX CONTESTS

6.1	Notice	22
6.2	Separate Returns	22
6.3	Joint Returns	22
6.4	Information Rights	23
6.5	Power of Attorney	23

Article VII

ASSISTANCE AND COOPERATION

7.1	General	23
7.2	Confidentiality	24
7.3	Income Tax Return Information	24

Article VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	25
8.2	Access to Tax Records	25

Article IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	25
9.2	Injunctive Relief	26

Article X

MISCELLANEOUS PROVISIONS

10.1	Complete Agreement	26
10.2	Other Agreements	26
10.3	Counterparts	26
10.4	Survival	26
10.5	Notices	27
10.6	Waiver	27
10.7	Modification or Amendment	27
10.8	Successors	27
10.9	No Assignment; Binding Effect	28
10.10	Payment Terms	28
10.11	No Circumvention	28
10.12	Termination	28

10.13	Third Party Beneficiaries	28
10.14	Titles and Headings	29
10.15	Governing Law	29
10.16	Specific Performance	29
10.17	Waiver of Jury Trial	29
10.18	Severability	30
10.19	Mutual Drafting	30
10.20	Authorization	30
10.21	No Duplication; No Double Recovery	30
10.22	No Reliance on Other Party	30

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of April 3, 2023 by and between Crane Holdings, Co., a Delaware corporation (“Distributing”), which will be renamed “Crane NXT, Co.” upon completion of the Distribution (as defined below), and Crane Company, a Delaware corporation (“SpinCo,” and together with Distributing, the “Parties”).

R E C I T A L S

WHEREAS, the board of directors of Distributing (the “Distributing Board”) has determined that it is advisable and in the best interests of Distributing and its stockholders to separate Distributing into two separate, independent, publicly-traded companies: (i) one comprising the Distributing Business (as defined below), which shall be continue to be owned and conducted, directly or indirectly, by Distributing, and (ii) one comprising the SpinCo Businesses (as defined below), which shall be owned and conducted, directly or indirectly, by SpinCo, all of the common stock of which is intended to be distributed to Distributing stockholders;

WHEREAS, in furtherance of the foregoing, the Distributing Board has determined that it is advisable and in the best interests of Distributing and its stockholders: (i) for Distributing and its Subsidiaries to be reorganized such that (A) members of the Distributing Group will own all of the Distributing Assets and assume (or retain) all of the Distributing Liabilities, and (B) members of the SpinCo Group will own all of the SpinCo Assets and assume (or retain) all of the SpinCo Liabilities (the transactions described in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, on the Distribution Date, for Distributing to distribute to the holders of issued and outstanding shares of common stock, par value $1.00, of Distributing as of the Record Date on a pro rata basis all of the issued and outstanding shares of common stock, par value $1.00, of SpinCo (the transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of the Separation Agreement, the “Distribution”);

WHEREAS, Distributing has effected and will effect certain restructuring transactions described in the Internal Reorganization Step Plan for the purpose of aggregating the SpinCo Business in the SpinCo Group prior to the Distribution, and, in connection therewith, Distributing will undertake the Contribution;

WHEREAS, the Parties intend to undertake the Special Cash Distribution Purge and intend to undertake the Contribution and the Distribution;

WHEREAS, the Parties intend that the Distribution, together with the Contribution, will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that the Separation Agreement is adopted as a plan of reorganization under Section 368 of the Code;

WHEREAS, certain members of the Distributing Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and foreign Tax purposes; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings, and capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation Agreement:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Adjustment Request” shall mean any formal or informal amendment, claim or request filed with any Taxing Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Claiming Party” shall have the meaning set forth in Section 3.9(b).

“Closing of the Books Method” means the apportionment of items between portions of a Taxable Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable Period, as if the Distribution Date were the last day of the Taxable Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable Period following the Distribution; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Distribution Date and the period beginning after the Distribution Date in proportion to the number of days in each Taxable Period.

“Code” shall have the meaning set forth in the Separation Agreement.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distributing” shall have the meaning set forth in the preamble hereto.

“Distributing Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Distributing is the common parent.

“Distributing Assets” shall mean the Crane NXT Assets as set forth in the Separation Agreement.

“Distributing Business” shall mean the P&M Technologies Business as set forth in the Separation Agreement.

“Distributing Common Stock” shall mean the Crane NXT Common Stock set forth in the Separation Agreement.

“Distributing Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the Distributing Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving Distributing Common Stock or the assets of any member of the Distributing Group, or (iii) any breach of or inaccuracy in, or failure to perform, as applicable, by any member of the Distributing Group after the Distribution, any representation, warranty, or covenant made by them in this Agreement or in the Tax Materials, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “Distributing Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation, the Contribution or the Distribution.

“Distributing Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for the Distributing Affiliated Group.

“Distributing Group” shall mean the Crane NXT Group set forth in the Separation Agreement.

“Distributing Liabilities” shall mean the Crane NXT Liabilities set forth in the Separation Agreement.

“Distributing Separate Return” shall mean any Tax Return of or including any member of the Distributing Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean any Tax the liability or responsibility for which is allocated pursuant to the provisions of the Employee Matters Agreement.

“Equity Value” shall mean, for Distributing or SpinCo common stock, as applicable, the simple average of the market capitalization on each of the first five trading days following the Distribution, with the market capitalization on each such day determined as the product of (i) the simple average of the volume weighted average per share price (as determined by Bloomberg Finance L.P.) of Distributing or SpinCo common stock, as applicable, trading on the NYSE on each of the first five trading days following the Distribution Date, and (ii) the number of outstanding shares of Distributing or SpinCo common stock, as applicable, as of the close of such trading day.

“Federal Income Tax” shall mean (i) any Tax imposed by Subtitle A of the Code other than an Employment Tax, and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Final Determination” shall mean the final resolution of liability for any Tax for any Taxable Period, which resolution may be for a specific issue or adjustment or for a Taxable Period, by or as a result of (i) a final decision, judgment, decree, or other order by a court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, (iii) any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing such Tax, (iv) a final settlement resulting from a treaty-based competent authority determination, or (v) any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority, or by mutual agreement of the Parties.

“Group” shall mean either the Distributing Group or the SpinCo Group, as the context requires.

“Group Relief” means any loss, deficit, deduction or other amount eligible for surrender by way of group relief in accordance with the provisions contained in Parts 5 and 5A of the Corporation Tax Act 2010 of the UK.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Reorganization Step Plan” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited, to its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling issued to Distributing by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by Distributing with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Distributing Group together with one or more members of the SpinCo Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.4.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Pro Rata Percentage” shall mean, with respect to either Distributing or SpinCo, the quotient, expressed as a percentage of (i) the Equity Value of such Party’s common stock divided by (ii) the sum of (A) the Equity Value of Distributing’s common stock and (B) the Equity Value of SpinCo’s common stock.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Reviewing Party” shall have the meaning set forth in Section 3.2.

“Schedule 1” shall have the meaning set forth in Section 3.8(a).

“Separate Return” shall mean a Distributing Separate Return or a SpinCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Special Cash Distribution” shall mean the Crane Company Special Cash Amount Distribution set forth in the Separation Agreement.

“Special Cash Distribution Purge” shall mean the payment by Distributing of the cash received in the Special Cash Distribution to certain creditors of Distributing.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Assets” shall mean the Crane Company Assets set forth as set forth in the Separation Agreement.

“SpinCo Business” shall mean the Other Businesses as set forth in the Separation Agreement.

“SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of SpinCo for U.S. federal income tax purposes.

“SpinCo Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the SpinCo Group that is a carryback from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law that is not made at the election of any member of the SpinCo Group.

“SpinCo Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving SpinCo Capital Stock or the assets of any member of the SpinCo Group, or (iii) any breach of or inaccuracy in, or failure to perform, as applicable, by any member of the SpinCo Group after the Distribution, any representation, warranty, or covenant made by them in this Agreement or in the Tax Materials, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation, the Contribution or the Distribution.

“SpinCo Group” shall mean the Crane Company Group set forth in the Separation Agreement.

“SpinCo Liabilities” shall mean the Crane Company Liabilities set forth in the Separation Agreement.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the Distributing Group.

“SpinCo Common Stock” shall mean the Crane Company Common Stock set forth in the Separation Agreement.

“Straddle Period” shall mean any Tax Period that begins before, and ends after, the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated, or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing. .

“Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean net operating losses, net capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable Tax Item that could affect a Tax for any past or future Tax Period, excluding any Group Relief.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Distributing and SpinCo to Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm in connection with any Tax Opinion delivered or deliverable to Distributing in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status” shall mean the qualification of the Contribution, the Special Cash Distribution, the Special Cash Distribution Purge, and the Distribution, taken together, (i) as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) as a transaction in which the SpinCo Common Stock distributed to holders of Distributing Common Stock is “qualified property” for purposes of Sections 355(d), 355(e), and 361(c) of the Code, and (iii) as a transaction in which Distributing, SpinCo, and holders of Distributing Common Stock recognize no income or gain or U.S. federal income tax purposes pursuant to Sections 355, 361, and 1032 of the Code, other than, (i) in the case of Distributing and SpinCo, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (ii) in the case of Distributing, (A) any gain recognized on the Special Cash Distribution to the extent in excess of Distributing’s adjusted basis in the assets contributed to SpinCo in the Contribution, and (B) any gain recognized pursuant to Section 357(c) of the Code on an assumption of liabilities by SpinCo in excess of Distributing’s adjusted basis in the assets contributed to SpinCo in the Contribution.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any Tax Period.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinion” shall mean any written opinion delivered or deliverable to Distributing by Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm regarding the tax consequences of the Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean, (i) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by Distributing (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for Tax-Free Status.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Third Party” shall have the meaning set forth in the Separation Agreement.

“Transactions” shall mean the Separation, the Contribution, the Distribution, the Special Cash Distribution, the Special Cash Distribution Purge, any other transaction described in the Internal Reorganization Step Plan, and any related transactions.

“Transaction Taxes” shall mean all Transfer Taxes and other Taxes (including Taxes imposed on any member of the Distributing Group under Sections 951 or 951A of the Code) imposed on or with respect to the Transactions, other than any Taxes resulting from the failure of the Transactions to qualify for Tax-Free Status; provided, however, that any Taxes attributable to gain recognized by Distributing (i) on the Special Cash Distribution) to the extent in excess of Distributing’s adjusted basis in the assets contributed to SpinCo in the Contribution or (ii) pursuant to Section 357(c) of the Code on an assumption of liabilities by SpinCo in excess of Distributing’s adjusted basis in the assets contributed to SpinCo in the Contribution shall be included in the definition of Transaction Taxes.

“Transfer Tax” shall mean all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any Income Taxes), including any German real estate transfer Taxes.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“UK” means the United Kingdom of Britain and Northern Ireland.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Tax Liabilities. Except as otherwise provided in this Article II and Section 5.1, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Allocation to SpinCo. SpinCo shall pay and be responsible for any and all Taxes attributable to the SpinCo Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination).

(ii) Allocation to Distributing. Distributing shall pay and be responsible for any and all Taxes attributable to the Distributing Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination).

(iii) Taxes Not Attributable to Either Line of Business. Any Taxes with respect to or required to be reported on any Joint Return not clearly attributable to the SpinCo Business or the Distributing Business (including any increase in such Taxes as a result of a Final Determination) shall be shared by SpinCo and Distributing based on the Pro Rata Percentage of each.

(b) Allocation of Taxes Relating to Separate Returns. Except as otherwise provided herein:

(i) Distributing shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Distributing Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

(ii) SpinCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

2.2 Determination of Taxes Attributable to the SpinCo Business. For purposes of Section 2.1(a)(i):

(a) The amount of Federal Income Tax attributable to the SpinCo Business shall be determined on the basis of a pro forma SpinCo Group consolidated return using the following conventions:

(i) including only Tax Items of members of the SpinCo Group that were included in the relevant Distributing Federal Consolidated Income Tax Return;

(ii) except as provided in Section 2.2(a)(iv), using all elections, accounting methods and conventions used on the Distributing Federal Consolidated Income Tax Return for such Tax Period;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such Tax Period;

(iv) allocating the “group credit,” as defined in Treasury Regulations Section 1.41-6(a)(3)(iv), reflected on the applicable Distribution Federal Consolidated Income Tax Return to the members of the SpinCo Group in accordance with Treasury Regulations Section 1.41-6(d)(3); and

(v) assuming that the SpinCo Group elects not to carry back any net operating losses.

(b) The amount of Income Taxes attributable to the SpinCo Business or the Distributing Business with respect to any Joint Return other than a Distributing Federal Consolidated Income Tax Return shall be as determined in a manner consistent with the principles set forth in Section 2.2(a), to the extent relevant.

(c) In the case of any Joint Return for any Straddle Period:

(i) The amount of any Tax with respect to such Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Distribution Period and the Post-Distribution Period based on the Closing of the Books Method.

(ii) The amount of any Tax with respect to a Straddle Period other than Taxes described in Section 2.2(c)(i) shall be allocated between the Pre-Distribution Period and the Post-Distribution Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Distribution Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Distribution Period and the remainder of such Tax to the Post-Distribution Period.

(d) The amount of Taxes attributable to the SpinCo Business or the Distributing Business with respect to any Joint Return for any Tax Period shall not be less than zero.

2.3 Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement and this Agreement shall generally not apply to Employment Taxes.

2.4 Transaction Taxes. Each of Distributing and SpinCo shall be responsible for fifty percent (50%) of any and all Transaction Taxes.

2.5 Tax Refunds.

(a) Distributing shall be entitled to all Refunds related to Taxes the liability for which is allocated to Distributing pursuant to this Agreement. SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement.

(b) SpinCo shall pay to Distributing any Refund received by SpinCo or any member of the SpinCo Group that is allocable to Distributing pursuant to this Section 2.5 no later than fifteen (15) Business Days after the receipt of such Refund. Distributing shall pay to SpinCo any Refund received by Distributing or any member of the Distributing Group that is allocable to SpinCo pursuant to this Section 2.5 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 2.5, any Refund that arises as a result of a deduction, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such deduction, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such deduction, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.6 Prior Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Distributing Group, on the one hand, and any member of the SpinCo Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date, without any further action by the parties thereto. Following the Closing, no member of the Distributing Group or SpinCo Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Distributing Group, on the one hand, and the members of the SpinCo Group, on the other hand.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 Parties’ Responsibility. Distributing shall be entitled to prepare and file, or cause to be prepared and filed, when due (taking into account any applicable extensions) any Distributing Separate Returns. SpinCo shall be entitled to prepare and file, or cause to be prepared and filed, when due (taking into account any applicable extensions) any SpinCo Separate Returns. In the case of Joint Returns, the Party (or its Affiliate) required under applicable law to prepare and file such Joint Return shall prepare, or cause to be prepared, such Joint Returns. If the Party required by law to prepare a Distributing Federal Consolidated Income Tax Return for taxable years 2022 and 2023 incurs any reasonable out-of-pocket costs to retain the services of a Third Party in preparing such Tax Returns, the other Party shall reimburse the Responsible Party for fifty percent (50%) of all such costs no later than fifteen (15) Business Days following the receipt of a statement setting forth the amount of such payment or payments (together with reasonable evidence thereof).

3.2 Right To Review Tax Returns. For any Joint Return, and any Separate Return to the extent that any position taken on such Separate Return would reasonably be expected to materially affect the Tax position of the Party other than the Responsible Party (the “Reviewing Party”), including with respect to Group Relief, the Responsible Party for such Tax Return shall prepare such Tax Return and shall provide a draft of the portion of such Tax Return that relates to the business of the Reviewing Party) to the Reviewing Party for its review, comment, and approval (such approval not to be unreasonably delayed, conditioned or withheld) at least fifteen (15) days prior to the due date for such Tax Return (taking into account any applicable extensions). In the event of any dispute regarding any Tax Return, the Parties shall cooperate in good faith to resolve any dispute. Any dispute that is unable to be resolved shall be resolved in accordance with Section 9.1 and, in the event that any dispute is not resolved (whether pursuant to good faith cooperation or in accordance with Section 9.1) prior to the due date (taking into account extensions) for such Tax Return, such Tax Return shall be timely filed by the Responsible Party in the manner determined by the Responsible Party and the Responsible Party agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such dispute resolution.

3.3 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Distributing shall not be required to disclose to SpinCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the Distributing Group is the common parent or any information related to such a Joint Return other than information relating (i) solely to the SpinCo Group, (ii) to any refunds or Tax benefits to which SpinCo is entitled, or (iii) to the allocation of Taxes described in Section 2.1(a)(iii) or refunds or Tax benefits attributable thereto. If an amended Separate Return for Taxes other than any Federal Income Tax for which SpinCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.4 Tax Reporting Practices. Except as otherwise provided in Section 3.5 or pursuant to a Final Determination, with respect to any Tax Return for any Tax Period that includes a Pre-Distribution Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by the Responsible Party.

3.5 Reporting of the Transactions. The Tax treatment of the Transactions shall be reported on each applicable Tax Return consistently with the Tax Materials and the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Return is filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than fifteen (15) Business Days prior to filing the relevant Tax Return, and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported on such Tax Return.

3.6 Payment of Taxes.

(a) Subject to Section 3.6(b), (a) the Responsible Party with respect to any Tax Return shall pay any Tax required to be paid to the applicable Taxing Authority in a timely manner, and (b) in the case of any Adjustment with respect to any Tax Return, the Responsible Party shall pay to the applicable Taxing Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such Adjustment.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.

3.7 Amended Returns and Carrybacks.

(a) Distributing and SpinCo shall not, and shall not permit any member of the Distributing Group or the SpinCo Group, respectively, to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period if such Adjustment would reasonably be expected to reduce any Tax Attribute of, or result in an adverse Tax consequence to, any member of the other Party’s Group, without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned, or delayed). At SpinCo’s request and at SpinCo’s cost and expense, unless the filing of such amended Tax Return would reduce any Distributing Tax Attribute or would reasonably be expected to result in an adverse Tax consequence to any member of the Distributing Group, Distributing shall file, or cause to be filed, amended Tax Returns for any Pre-Distribution Periods (which Tax Returns shall be prepared in a manner consistent with Section 3.4). At Distributing’s request, and at Distributing’s cost and expense, unless the filing of such amended Tax Return would reduce any SpinCo Tax Attribute or would reasonably be expected to result in an adverse Tax consequence to any member of the SpinCo Group, SpinCo shall file, or cause to be filed amended Tax Returns for any Pre-Distribution Periods (which Tax Returns shall be prepared in a manner consistent with Section 3.5).

(b) At the request and expense of SpinCo, Distributing shall file an Adjustment Request with respect to a Joint Return to utilize in any Tax Period that ends on or before or includes the Distribution Date with respect to any Joint Return any SpinCo Carryback arising in a Post-Distribution Period. Distributing shall pay to SpinCo any Refund received by Distributing or any member of the Distributing Group (net of any expenses incurred by the Distributing Group in connection with the applicable Adjustment Request not already paid or reimbursed by SpinCo) in connection with any Adjustment Request filed pursuant to this Section 3.7 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 3.7, any Refund in the form of a deduction, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such deduction, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such deduction, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

3.8 Tax Attributes.

(a) Within ninety (90) days following the filing of the U.S. federal consolidated income Tax Return of Distributing for its 2023 taxable year, Distributing shall prepare and deliver to SpinCo a schedule (“Schedule 1”) setting forth the portion, if any, of certain Tax Attributes of the Distributing Affiliated Group apportioned to SpinCo or any member of the SpinCo Group and treated as a carryover to the first Post-Distribution Period of SpinCo (or such member) (including in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A).

(b) To the extent either Party is required to determine the apportionment of any such Tax Attributes prior to the date described in Section 3.8(a), the Parties shall cooperate in good faith with respect to such required determination. Any disagreement with respect to an apportionment pursuant to this Section 3.8(b) that the Parties are unable to resolve shall be resolved in accordance with Section 9.1.

(c) If, within thirty (30) days of receiving Schedule 1, SpinCo has raised an objection regarding the accuracy or compliance with applicable Tax Law of any apportionment set forth on Schedule 1, or if either Party at any time discovers that a Tax Attribute is not reflected on Schedule 1, Distributing and SpinCo shall cooperate in good faith to resolve such disagreement or determine the allocation of such Tax Attribute to SpinCo or any member of the SpinCo Group, and, if Distributing and SpinCo are unable to reach resolution, any dispute shall be resolved in accordance with Section 9.1. Schedule 1 shall be revised to reflect any agreed allocation, or any allocation as determined in accordance with Section 9.1.

(d) Schedule 1 as finally determined, including as revised pursuant to Section 3.8(b), shall be binding on Distributing and each member of the Distributing Group and on SpinCo and each member of the SpinCo Group. Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, or as otherwise agreed between them, neither Distributing nor SpinCo shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

3.9 Group Relief.

(a) (i) SpinCo shall procure that each relevant member of the SpinCo Group shall surrender to, or claim from, a relevant member of the Distributing Group, and (ii) Distributing shall procure that each relevant member of the Distributing Group shall claim from, or surrender to, a relevant member of the SpinCo Group, any Group Relief available in respect of all Pre-Distribution Periods, provided that neither SpinCo nor Distributing shall be obliged to procure that any member of its Group makes (x) any such surrender of Group Relief to a member of the other Group ahead of any surrender of Group Relief to another member of its own Group, or (y) any such claim of Group Relief from a member of the other Group ahead of any claim of Group Relief available from a member of its own Group. Distributing and SpinCo shall procure that the relevant members of its Group use all reasonable endeavors to procure that full effect is given to surrenders and claims to be made under this Section 3.9 and that such surrenders and claims are allowed in full by HM Revenue & Customs, including signing and submitting to HM Revenue & Customs all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant UK corporation tax computation has not yet been agreed).

(b) To the extent any surrender is made under Section 3.9(a), in consideration for each such surrender, SpinCo and Distributing shall procure that the relevant member of its Group that is the company claiming Group Relief (the “Claiming Party”) shall pay to the member of the other Group that is the surrendering company a sum equal to the amount of UK corporation tax from which the Claiming Party has been relieved by virtue of the surrender being made. Any sum payable under this Section 3.9(b) shall be paid on the date on which any corporation tax chargeable on the taxable profits of the Claiming Party for the Taxable Period to which the relevant surrender relates becomes due and payable (or would have become due and payable had the Claiming Party incurred any liability to UK corporation tax in respect of that Taxable Period).

ARTICLE IV

TAX-FREE STATUS OF THE TRANSACTIONS

4.1 Representations and Warranties.

(a) Distributing, on behalf of itself and all other members of the Distributing Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinion, the Tax Certificates, Internal Reorganization Step Plan, and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the rendering of the Tax Opinion, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Distributing or any member of the Distributing Group or the Distributing Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Distributing, on behalf of itself and all other members of the Distributing Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Distributing, any member of the Distributing Group, or the Distributing Business.

(b) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo, any member of the SpinCo Group, or the SpinCo Business.

(c) Each of Distributing, on behalf of itself and all other members of the Distributing Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for Tax-Free Status.

(d) Each of Distributing on behalf of itself and all other members of the Distributing Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) Distributing shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for,

(i) all liability for Taxes allocated to Distributing pursuant to Article II (except to the extent described in Section 5.1(b)(iv)),

(ii) except to the extent described in Section 5.1(a)(iv), Distributing’s Pro Rata Percentage of Taxes or Tax-Related Losses resulting from the failure of the Transactions to qualify for Tax-Free Status, other than those Taxes or Tax-Related Losses for which SpinCo is responsible pursuant to Section 5.1(b)(iv),

(iii) the amount of any Refund received by any member of the Distributing Group that is allocated to SpinCo pursuant to Section 2.5(a), and

(iv) any Taxes and Tax-Related Losses attributable to a Distributing Disqualifying Action.

(b) SpinCo shall indemnify and hold harmless Distributing from and against, and will reimburse Distributing for,

(i) all liability for Taxes allocated to SpinCo pursuant to Article II (except to the extent described in Section 5.1(a)(iv)),

(ii) except to the extent described in Section 5.1(b)(iv), SpinCo’s Pro Rata Percentage of Taxes or Tax-Related Losses resulting from the failure of the Transactions to qualify for Tax-Free Status, other than those Taxes or Tax-Related Losses for which Distributing is responsible pursuant to Section 5.1(a)(iv),

(iii) the amount of any Refund received by any member of the SpinCo Group that is allocated to Distributing pursuant to Section 2.5(b), and

(iv) any Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a)(iv) (on the one hand) and Section 5.1(b)(iv) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Distributing and SpinCo according to relative fault.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority, and (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement (except any payment made under Section 3.9 (Group Relief)) shall be made by Distributing directly to SpinCo and by SpinCo directly to Distributing; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Distributing Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms, evidence of wire remittance, or other reasonable evidence of payment).

(c) Following the payment of any Transaction Taxes, Distributing and SpinCo shall each present a statement setting forth the amount of such payment or payments (together with reasonable evidence thereof) and any other information reasonably necessary to calculate the amount by which either Party has paid more than fifty percent (50%) of all Transaction Taxes paid to date. Such amount shall be reimbursed by the other Party no later than fifteen (15) Business Days following the receipt of such statement.

5.4 Treatment of Payments.

(a) The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by Distributing to SpinCo, or (ii) a distribution by SpinCo to Distributing, and, in the case of any payment made between the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution for U.S. federal income tax purposes. Notwithstanding the foregoing, if SpinCo or Distributing determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, the Party making such determination shall inform the other Party and, to the extent permitted by applicable Law, the Parties agree to treat any such payment accordingly.

(b) To the extent that any payment pursuant to this Article V (including any increased payment pursuant to this Section 5.4) is subject to Tax in the hands of the recipient, the amount payable hereunder shall be increased by an amount equal to the product of (i) one half (1/2) and (ii) the amount of Tax imposed on the recipient by reason of the receipt of such payment. It is the intention of the parties that Taxes imposed on payments hereunder (including increased payments pursuant to this Section 5.4) be borne 50% by the payor and 50% by the payee, and this Section 5.4 shall be interpreted accordingly.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within fifteen (15) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding concerning any Taxes for which the other Party may be liable pursuant to this Agreement (a “Tax Contest”). Such notice shall include copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Returns. In the case of any Tax Contest with respect to the U.S. federal consolidated income Tax Return of Distributing for any period or portion thereof prior to the Distribution, or with respect to any U.S. state combined, consolidated, or affiliated group income Tax Return for any period or portion thereof prior to the Distribution, Distributing shall be the Controlling Party. In the case of any Tax Contest with respect to any Canadian income Tax Return of Crane Canada Co. or Crane Supply Co. for any period or portion thereof prior to the Distribution, SpinCo shall be the Controlling Party. In the case of any Tax Contest with respect to any Joint Return not described in the preceding two sentences, the Party that would reasonably be expected to bear a greater portion of the liability for such Tax Contest (under applicable law and as allocated pursuant to this Agreement) shall be the Controlling Party. The Controlling Party of any Tax Contest concerning any Joint Return shall not settle any such Tax Contest without the prior written consent of the Non-Controlling Party (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any disagreement regarding any matter described in this Section 6.3, the provisions of Article IX shall apply.

6.4 Information Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable for Taxes or be required to make any indemnification payment to the Controlling Party under this Agreement (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; (v) the Controlling Party shall defend such Tax Contest diligently and in good faith, and (vi) the Controlling Party shall not settle any such Tax Contest without the prior written consent of the Non-Controlling Party (such consent not to be unreasonably withheld, conditioned or delayed).

6.5 Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Distributing (or such member of the Distributing Group as Distributing shall designate) any power of attorney or other similar document reasonably requested by Distributing (or such designee) in connection with any Tax Contest (as to which Distributing is the Controlling Party) described in this Article VI. Each member of the Distributing Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Article VI.

ARTICLE VII

ASSISTANCE AND COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group.

(b) Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(c) The out-of-pocket costs and expenses of preparing or providing any information requested pursuant to this Article VII shall be borne by the requesting Party and shall be reimbursed to the Party bearing such expenses promptly, but in no event later than fifteen (15) days following request for such reimbursement.

7.2 Confidentiality. Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall a Party, or any of their respective Affiliates, be required to provide the other Party, or any of their respective Affiliates, access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Party determines that the provision of any information to the other Party, or their respective Affiliates, could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Article VII in a manner that avoids any such harm or consequence.

7.3 Income Tax Return Information. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns, including, but not limited to, any pro forma returns, work papers, and reasonable access to personnel with knowledge of such information and documents, required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis. The out-of-pocket costs and expenses of preparing any information requested pursuant to this Section 7.3 shall be borne by the requesting Party.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Distributing Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Distributing Group proposes to destroy any Tax Records, Distributing shall first notify SpinCo in writing, and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify Distributing in writing, and the Distributing Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Dispute Resolution. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Distributing Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Tax Advisor Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then such Tax Advisor Dispute shall be resolved pursuant to the procedures set forth in Article VIII of the Separation Agreement; provided, that each of the mediators or arbitrators selected in accordance with Article VIII of the Separation Agreement must be Tax Advisors.

9.2 Injunctive Relief. Nothing in this Article IX will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the procedures set forth in Article VIII of the Separation Agreement could result in serious and irreparable injury to such Party. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Distributing and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Distributing and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article IX.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Complete Agreement. Except as otherwise expressly noted herein with respect to the Employee Matters Agreement and the Separation Agreement, this Agreement shall constitute the entire agreement among the Parties with respect to Taxes and Tax Returns of the Parties and their respective Affiliates and shall supersede all previous negotiations, commitments, course of dealings, and writings with respect to such subject matter. In the event and to the extent of any conflict between this Agreement, on the one hand, and the Separation Agreement and the other Ancillary Agreements relating to the transactions contemplated by the Separation Agreement, on the other hand, with respect to Taxes and Tax Returns (other than Employment Taxes) of the Parties and their respective Affiliates, the terms and conditions of this Agreement shall govern.

10.2 Other Agreements. Except as expressly set forth herein (including, for the avoidance of doubt, as provided in Section 10.1), this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement and the other Ancillary Agreements.

10.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile, by e-mail in portable document format (.pdf) or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

10.4 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants, and obligations contained in this Agreement, and Liability for breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

10.5 Notices. All notices, requests, claims, demands and other communications under this Agreement as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by registered or certified mail (postage prepaid, return receipt requested), or, in case of any such communication under this Agreement other than demands for payment or requests pursuant to Section 3.7 to file an amended Tax Return or Adjustment Request, by electronic e-mail with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Crane Holdings, Co., prior to the Distribution, or Crane NXT, Co., after the Distribution:

Crane Holdings, Co. (prior to the Distribution) or Crane NXT, Co. (after the Distribution)

950 Winter Street – 4th Floor

Waltham, MA 02451

Attn: General Counsel

E-mail: paul.igoe@cranenxt.com

Attn: Vice President, Tax

E-mail: ehsan.ulhaq@cranenxt.com

If to Crane Company:

Crane Company

100 First Stamford Place

Stamford, CT 06902

Attn: General Counsel

E-mail: adiorio@craneco.com

Attn: Vice President, Tax

E-mail: spassarelli@craneco.com

10.6 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.7 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

10.8 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties (including but not limited to any successor of Distributing or SpinCo succeeding to any Tax Attributes of either Party under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

10.9 No Assignment; Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit, of the Parties and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party, which such Party may withhold in its absolute discretion, except that (a) each Party may assign any or all of its rights and interests hereunder to an Affiliate thereof and (b) each Party may assign any of its obligations hereunder to an Affiliate thereof; provided, however, that such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party, and any attempt to do so shall be ineffective and void ab initio. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.10 Payment Terms. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within fifteen (15) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

10.11 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).

10.12 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Distributing, without the approval of SpinCo or the stockholders of Distributing. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

10.13 Third Party Beneficiaries. Except as specifically provided in the Separation Agreement or any Ancillary Agreement, this Agreement is solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

10.14 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.15 Governing Law. This Agreement, and all actions, causes of action or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be related to, arising out of or resulting from this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action or claim of any kind related to, arising out of or resulting from any representation or warranty made in, in connection with or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

10.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms, and monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration or court proceeding in accordance with Article VIII of the Separation Agreement without proof of actual damages. Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party hereto has an adequate remedy at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED RELATED TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

10.18 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

10.19 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.20 Authorization. Each of the Parties hereby represents and warrants that (a) it has the power and authority to execute, deliver and perform this Agreement, (b) this Agreement has been duly authorized by all necessary corporate action on the part of such Party and (c) this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

10.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon either Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations, and recoveries that may arise out of Article V).

10.22 No Reliance on Other Party. The Parties represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. Each Party hereto is not relying upon any representations or statements made by the other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. Each Party hereto is not relying upon a legal duty, if one exists, on the part of the other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement or any provision hereof.

[Signature page follows. The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CRANE HOLDINGS, CO.

By:	/s/ Christina Cristiano
Name:	Christina Cristiano
Title:	Vice President, Controller and Chief Accounting Officer

CRANE COMPANY

By:	/s/ Richard A. Maue
Name:	Richard A. Maue
Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

[Tax Matters Agreement Signature Page]